EXHIBIT (12)
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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                               Millions of Dollars
                                                                                                          Six Months
                                                                          Years Ended June 30            Ended Dec. 31
                                                       -----------------------------------------------   ---------------
                                                       1990      1991      1992      1993      1994      1993      1994
                                                       -----     -----     -----     -----     -----     -----     -----
EARNINGS AS DEFINED
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  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of 20% to 50% owned affiliates                     $2,401    $2,652    $2,870    $  294    $3,307    $2,043    $2,414

  Fixed charges excluding capitalized interest            480       435       584       631       569       290       291
                                                       ------    ------    ------    ------    ------    ------    ------

    TOTAL EARNINGS, AS DEFINED                         $2,881    $3,087    $3,454    $  925    $3,876    $2,333    $2,705
                                                       ======    ======    ======    ======    ======    ======    ======

FIXED CHARGES, AS DEFINED
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  Interest expense                                     $  442    $  395    $  510    $  552    $  482    $  248    $  244
  1/3 of rental expense                                    38        40        74        79        87        42        47
                                                       ------    ------    ------    ------    ------    ------    ------
                                                          480       435       584       631       569       290       291
  Capitalized interest                                      3        17        25        25        19        10         5
                                                       ------    ------    ------    ------    ------    ------    ------
    TOTAL FIXED CHARGES, AS DEFINED                    $  483    $  452    $  609    $  656    $  588    $  300    $  296
                                                       ======    ======    ======    ======    ======    ======    ======

    RATIO OF EARNINGS TO FIXED CHARGES                    6.0       6.8       5.7       1.4       6.6       7.8       9.2

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